Zulu Energy Corp.

Code of Business Conduct and Ethics

The success of Zulu Energy Corp. (also referred to as the “Company”) is highly dependent on its ability to work in the community. The Board of Directors of Zulu Energy has adopted the following Code of Business Conduct and Ethics to protect the reputation and effectiveness of the Company, and to promote compliance with applicable laws and regulations.

Zulu Energy Corp. believes that a strong ethical foundation will lead to long term benefits for all shareholders, employees and service providers of the Company. The Company understands that employee behavior is a direct representation of the entire team. More often than not, a Code of Business Conduct and Ethics provides a company with a culture by which to live and operate. As is the case in most companies, ethics are derived from the leadership of the organization. Zulu Energy is proud to be led by managers, members, and executives who ensure that these moral standards are their highest priority. The core principles Zulu Energy expects of every individual employed are as follows:

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Truth/Honesty - True and honest behavior shall be the paramount focus of our organization. Truth is vital in carrying out our business. Honesty is critical in our work place, providing the underpinning of an ethical standard for the prevention of questionable activity.

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Loyalty - Loyalty to the Company and its shareholders, and to the success of the Company and its shareholders, is the underlying foundation of Zulu Energy. Loyalty to our peers and our professional relationships is a requirement of this organization. This also requires employees to refrain from allowing personal interests to conflict with interests of Zulu Energy.

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Integrity - Integrity is defined as encompassing the personal inner sense of wholeness deriving from honesty and consistent uprightness of character. Integrity is vital for upholding the moral fiber of Zulu Energy in the eyes of its employees, shareholders, the public, and regulatory agencies. Integrity in business dealings, social interactions and daily life activities will be our unspoken code of honor.

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Respect - Respect is to be inherent in relations with all other individuals, and is a courteous expression of esteem or regard for people’s feelings and needs. Respect for ourselves, our fellow employees, our shareholders and business associates, and for their expectations, will be earned, honored, and displayed.

Individuals and Situations Subject
All directors, officers and employees of the Company, including but not limited to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller (or any person performing similar functions), are required to follow the principles contained in this Code. The Code may not specifically cover all situations which may arise, and your judgment in following the principles contained herein is an important aspect of the Code. These principles should be a part of everyday activity and decision making. Zulu Energy’s Code is an integral component to our business philosophy, allowing the Company to maintain its credibility in the business community by providing standards for inter and intra office activity. This Code is in addition to other policies and practices of the Company.

Each person is accountable for their compliance with this Code. Violations of this Code may result in disciplinary action against the violator.

Questions, Contacts, and Reporting
If you have questions, concerns, suggestions or complaints, you should share them with someone who can address them properly. In most cases, an employee’s supervisor is in the best position to address an area of concern. However, if you are not comfortable speaking with your supervisor or you are not satisfied with your supervisor’s response, you are encouraged to speak with anyone in Company management whom you are comfortable in approaching.

Any violations of this Code must be reported to the Audit Committee of the Company’s Board of Directors, or if there is no Audit Committee, directly to the Board of Directors, in accordance with the procedures outlined in the Company’s compliance reporting policy (Whistleblower Policy).

Compliance with Laws and Regulations
Intrinsic in this Code is the understanding that you will comply with all laws, rules, regulations, and other requirements as set forth by local, State and Federal governments, and, if applicable, international law.

In no case will a you offer, promise or give money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other person which is prohibited by law.

Financial Reporting
It is the Company’s policy to provide full, fair, accurate, timely and understandable disclosure in its financial and regulatory reporting and in its disclosures to the public. Employees are to ensure that all transactions are executed in accordance with management authority and that all transactions are recorded in sufficient detail to permit preparation of appropriate financial statements and disclosure. All terms and conditions of significant transactions are to be in writing, and no oral agreements or amendments will be made. No false or misleading entries will be made on the Company’s books or records for any reason. No payment or reimbursement of expenses shall be made without adequate supporting documentation or invoices.

Any director or officer of the Company, or any person acting under their direction, is prohibited from taking any action to intentionally mislead or manipulate any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering those financial statements materially misleading.

Conflicts of Interest
You are prohibited from using your position with the Company, or any of its customers, for private gain, to advance personal interests or to obtain favors or benefits for yourselves, members of your family or any other individuals, corporations or business entities. You will not, without written consent from your supervisor, engage in any activity that competes with the interests of the Company, or that could harm the business or reputation of the Company.

You shall conduct your personal affairs such that your duties and responsibilities to the Company are not jeopardized and/or legal questions do not arise with respect to your association or work with the Company.

Confidentiality
You will respect the confidentiality of information, from both internal and external sources, and will disclose such information to third parties only when authorized or legally obligated to do so. In no case will confidential information be used for your personal gain of any direct relations of yours.

Insider Trading
If you have access to material, nonpublic information concerning the Company, you are not permitted to use or share that information for stock trading purposes. Insider trading, which is the use of material, nonpublic information for personal financial benefit, or to allow others to make an investment decision on the basis of this information, is unethical and illegal, and may subject you to criminal and civil liability.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned hereby acknowledges and certifies that the undersigned:

(a)	has read and understands the Zulu Energy Corp.’s Code of Business Conduct and Ethics (the "Code of Ethics");

(b)	understands that the Chief Financial Officer is available to answer any questions the undersigned has regarding the Code of Ethics; and

(c)	will continue to comply with the Code of Ethics for as long as the undersigned is subject thereto.

Signature:

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Date:

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Print Name:

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